Exhibit 10.3

AMENDMENT TO

SHARE EXCHANGE AGREEMENT

THIS AMENDMENT TO SHARE EXCHANGE AGREEMENT (this “Amendment”) is effective as of December 27, 2022 (“Effective Date”) by and among ITSQUEST, Inc., a New Mexico corporation (“Company”), the shareholders of Company, Sarah Reagan and Jeff Reagan, (each a “Shareholder,” and collectively, the “Shareholders”), and Unicoin Inc., a Delaware corporation formerly known as TransparentBusiness, Inc. (“Unicoin”).

WHEREAS, the parties hereto have entered into that certain Share Exchange Agreement dated as of November 19, 2020 (the “Agreement”), into which this Amendment shall be incorporated; and

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Shares Held in Reserve.

Notwithstanding Section 1(b) of the Agreement, Unicoin agrees to release from reserve one million five hundred thousand (1,500,000) shares of Unicoin common stock, thereby reducing the number of shares held in reserve pursuant to Section 1(b) to two million (2,000,000), and issue the released shares to the Shareholders upon execution of this Amendment, as follows:

Jeff Reagan	735,000 Shares

Sarah Reagan	765,000 Shares

Schedule A to the Agreement is hereby revised accordingly, and Schedule A attached hereto shall replace the existing Schedule A to the Agreement.

2.	Contingent Divestiture.

The first paragraph of Section 2 is hereby deleted and replaced in its entirety with the following:

“In the event that (i) Unicoin does not conduct a registered public offering of its Common Stock in which the Unicoin Shares issued to Company pursuant to this Agreement are registered with the US Securities and Exchange Commission and listed for trading on a national securities exchange in the United States, with an initial listing price of at least ten Dollars ($10.00) per share, or (ii) Unicoin’s proposed security tokens “Unicoins” do not become tokenized and listed on an available Alternative Trading System or cryptocurrency exchange (whichever is applicable), with a quoted price at or above $1.00 per token at any time on or before December 31, 2024 (the “Trigger Event”), then:”

The remainder of Section 2 shall remain in effect, unmodified by this Amendment.

3.	Consideration

In consideration of the foregoing, Unicoin shall issue rights to receive ten million (10,000,000) Unicoin security tokens to each of the Shareholders, (for an aggregate of 20,000,000 unicoin rights to the Shareholders, collectively) upon execution of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ITSQUEST, INC.			UNICOIN INC.

By:	/s/ Jeff Reagan	12/28/2022	/s/ Andrew Winn	12/27/2022
Name:	Jeff Reagan		Andrew Winn,
Title:	President		Chief Financial Officer

SHAREHOLDERS

/s/ Jeff Reagan		12/28/2022
Jeff Reagan

/s/ Sarah Reagan		12/28/2022
Sarah Reagan

SCHEDULE A

Shareholder	Shares of Company Owned as of the Date of Execution of this Agreement	Shares of Unicoin Inc. to be Acquired Pursuant to the Exchange Contemplated by this Agreement	Shares of Unicoin Inc. Subject to Escrow
Jeff Reagan	49,000	4,900,000	980,000
Sarah Reagan	51,000	5,100,000	1,020,000

Sch A-1